Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2024 THIRD QUARTER

OKLAHOMA CITY, Oklahoma…October 29, 2024…LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the third quarter ended September 30, 2024.

Third Quarter 2024 Results and Recent Highlights

•
Net sales of $109.2 million compared to $114.3 million in the third quarter of 2023
•
Net loss of $25.4 million compared to a net loss of $7.7 million in the third quarter of 2023; the third quarter 2024 net loss included approximately $16.3 million of turnaround costs and approximately $5.6 million of one-time non-cash charges related to the write-down of assets taken out of service
•
Diluted EPS of $(0.35) compared to $(0.10) for the third quarter of 2023; the third quarter 2024 diluted EPS included approximately $(0.24) per share of turnaround costs and one-time non-cash charges
•
Adjusted EBITDA(1) of $17.5 million compared to $9.2 million in the third quarter of 2023
•
Cash Flow from Operations of $17.1 million
•
Capital Expenditures of $31.0 million reflect investments in reliability and expanded UAN capacity at Pryor Facility
•
Total cash and debt of approximately $199.4 million and approximately $487.0 million, respectively, as of September 30, 2024

“I want to first thank my entire team for another injury free quarter. Our commitment to safety continues to ensure that everyone goes home safe. We delivered a strong increase in adjusted EBITDA relative to the third quarter of last year," stated Mark Behrman, LSB Industries' Chairman, President and CEO. "The year-over-year improvement was driven by higher ammonia prices coupled with lower natural gas prices compared to a year ago and an increase in industrial product production and sales. These favorable dynamics more than offset the impact of the planned maintenance activities we conducted during the quarter.”

“Our balance sheet remains strong, providing us with ample financial flexibility to invest in the growth of our business. During the third quarter, we completed an injury free and successful turnaround of our Pryor facility. The investments we made at Pryor were focused not only on improving its reliability and daily ammonia production volume, but also included the debottlenecking of the facility's urea plant. We expect this to lead to an incremental 75,000 tons per year of UAN production which we are ramping up over the fourth quarter. We also completed the construction of an additional 5,000 tons of nitric acid storage at our El Dorado facility providing us with the ability to capitalize on incremental sales opportunities not previously available to us. This should also enable us to further optimize our sales mix to maximize margins. We continue to deploy capital to improve the reliability and safety of our facilities with a turnaround at our Cherokee facility this November and a turnaround of our El Dorado facility scheduled for the third quarter of 2025. These planned maintenance and upgrade activities should lead to increased production volumes and incremental EBITDA and cash flow.”

“We continue to make progress with our two energy transition projects. We expect to begin producing low carbon products at our El Dorado facility beginning in 2026 pending the approval by the EPA of the Class VI permit submitted by our partner, Lapis Energy. We are working with Lapis and the EPA towards the issuance of our permit to construct, that will allow us to begin drilling two injection wells on our site in El Dorado. The permit is the critical path item for us. Supporting the economics of this project, earlier this year, we were pleased to announce our first off-take customer for low carbon ammonium nitrate solution to be produced at El Dorado.”

“With respect to our Houston Ship Channel project, we have completed our Pre-FEED study and are working through the results, engaging with potential customers and preparing to select an engineering contractor for the FEED study. We expect to start a full FEED study during the first half of 2025 that should be completed by mid-2026, after which we anticipate moving on to FID.”

“We view our low carbon product strategy as a potential multi-year earnings growth engine that complements our near-term opportunities to increase our production and sales volumes from our core manufacturing assets.”

(1)
This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

Market Outlook

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Industrial business remains consistent reflecting:
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Stable demand for nitric acid supported by the strength of the U.S. economy and resilient consumer spending
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Demand for ammonium nitrate (AN) bolstered by U.S. production and supportive pricing of metals including gold, as well as copper for data centers and electric vehicles
▪
Demand for AN is also benefiting from quarrying/aggregate production for infrastructure upgrade and expansion
▪
Metals commodity prices are very supportive of maximizing production
▪
Declining interest rates could potentially strengthen demand for industrial products

•
Ammonia market is healthy and pricing has been strong driven by:
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Tight U.S. and West-of-Suez supply-demand dynamics driven by global supply disruptions
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Geopolitical concerns over conflict in the Middle East, leading to higher natural gas feedstock costs for European ammonia producers
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Extended turnarounds, outages and limited spot availability across the Middle East, North Africa and Trinidad reducing global inventories

▪
Ongoing disruptions in the Suez Canal from the Middle East conflict limiting ammonia imports into Europe from the Middle East
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Delayed startup of new production capacity in the U.S. Gulf and export terminal in Russia
▪
Economic stimulus measures in China could increase demand for industrial ammonia for use in polyurethane, caprolactam and acrylonitrile production to pre-COVID levels

•
UAN pricing remains solid due to:
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Low inventories in the distribution channel following the Spring application season and Summer fill program coupled with historically low imports and strong exports
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Updraft from strong ammonia and urea markets resulting from global supply constraints
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Potential pent-up demand at retailer and producer level could lead to favorable order volumes and pricing in the first half of 2025

•
Corn futures prices modestly above August lows:
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USDA's recent outlook for U.S. corn is for smaller supplies and a slight decline in ending stocks
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Increases in U.S. exports and production challenges in international growing regions potentially supportive of corn prices

Low Carbon Ammonia Projects Summary

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Houston Ship Channel Blue Ammonia project with INPEX, Air Liquide and Vopak Exolum Houston
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1.1 million metric ton per year blue ammonia plant utilizing blue hydrogen provided by Air Liquide/INPEX (JV)
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Pre-FEED study recently completed
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FEED study expected during 2025; final investment decision by mid-2026

•
El Dorado Carbon Capture and Sequestration (CCS) Project with Lapis Energy
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Capture and sequester between 400,000 and 500,000 metric tons of CO2 per year, which would reduce our Scope 1 emissions by 25%, yielding between 305,000 and 380,000 metric tons per year of low carbon ammonia
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Awaiting approval of Class VI permit to construct application by the EPA
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Focused on beginning operations in 2026

•
MOU with Amogy to Develop Ammonia as a Marine Fuel
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Collaborating on the evaluation and development of pilot program that would combine LSB's low-carbon ammonia and Amogy's ammonia-to-power engine solution

▪
Amogy successfully completed test of tugboat retrofitted with power unit using ammonia as a fuel during Q3'24

Third Quarter Results Overview

	Three Months Ended September 30,
	2024	2023	% Change
Product Sales ($ in Thousands)	(In Thousands)
AN & Nitric Acid	$47,981	$46,026	4%
Urea ammonium nitrate (UAN)	25,303	30,090	(16)%
Ammonia	28,490	26,823	6%
Other	7,443	11,348	(34)%
Total net sales	$109,217	$114,287

Comparison of 2024 to 2023 quarterly periods:

•
Net sales decreased during the quarter due to lower sales volumes of ammonia and UAN as a result of the turnaround at the Pryor facility, partially offset by higher pricing for both products. Operating loss and net loss were greater than the operating income and net loss in the third quarter of 2023 due to Pryor facility turnaround expenses along with non-cash charges for older assets taken out of service or disposed of during the third quarter of 2024. Adjusted EBITDA increased during the quarter driven predominantly by higher ammonia selling prices and lower natural gas costs.

The following tables provide key sales metrics for our products:

	Three Months Ended September 30,
Key Product Volumes (short tons sold)	2024	2023	% Change
AN & Nitric Acid	127,139	119,468	6%
Urea ammonium nitrate (UAN)	95,468	118,135	(19)%
Ammonia	68,497	88,986	(23)%
	291,104	326,589	(11)%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$308	$327	(6)%
Urea ammonium nitrate (UAN)	$222	$217	2%
Ammonia	$387	$269	44%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

	Three Months Ended September 30,
	2024	2023	% Change
Average Benchmark Prices (price per ton)
Tampa Ammonia (MT) Benchmark	$485	$343	41%
NOLA UAN	$204	$228	(11)%

Input Costs
Average natural gas cost/MMBtu in cost of materials and other	$2.40	$3.57	(33)%
Average natural gas cost/MMBtu used in production	$2.17	$3.61	(40)%

Conference Call

LSB’s management will host a conference call covering the third quarter results on Wednesday, October 30, 2024 at 10:00 am ET / 9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be Chairman, President & Chief Executive Officer, Mark Behrman, Executive Vice President & Chief Financial Officer, Cheryl Maguire and Executive Vice President & Chief Commercial Officer, Damien Renwick. Interested parties may participate in the call by dialing (877) 407-6176 / (201) 689-8451. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.

A webcast of the call, along with a slide presentation that coincides with management’s prepared remarks, will be available in the Investors section of LSB’s website, at www.lsbindustries.com. The webcast can be found under Events & Presentations. If you are unable to listen to the live call, the conference call webcast will be archived on LSB’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, is committed to playing a leadership role in the energy transition through the production of low and no carbon products that build, feed and power the world. The LSB team is dedicated to building a culture of excellence in customer experiences as we currently deliver essential products across the agricultural, industrial, and mining end markets and, in the future, the energy markets. The company manufactures ammonia and ammonia-related products at facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma and operates a facility for a global chemical company in Baytown, Texas. Additional information about LSB can be found on our website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance and anticipated performance based on our growth and other strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties may relate to, but are not limited to, business and market disruptions, market conditions and price volatility for our products and feedstocks, as well as global and regional economic downturns that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities and other financial, economic, competitive, environmental, political, legal and regulatory factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

See Accompanying Tables

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Fred Buonocore, CFA, Vice President of Investor Relations (405) 510-3550 fbuonocore@lsbindustries.com

LSB Industries, Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(In Thousands, Except Per Share Amounts)
Net sales	$109,217	$114,287	$387,494	$461,096
Cost of sales	117,162	117,673	345,746	386,845
Gross (loss) profit	(7,945)	(3,386)	41,748	74,251

Selling, general and administrative expense	10,042	8,512	31,883	27,815
Other expense (income), net	6,436	(2,399)	8,625	(2,096)
Operating (loss) income	(24,423)	(9,499)	1,240	48,532

Interest expense, net	8,115	7,165	26,229	31,213
Gain on extinguishment of debt	—	—	(3,013)	(8,644)
Non-operating other income, net	(2,674)	(3,689)	(9,143)	(10,929)
(Loss) income before provision for income taxes	(29,864)	(12,975)	(12,833)	36,892
(Benefit) provision for income taxes	(4,482)	(5,249)	(2,629)	3,622
Net (loss) income	$(25,382)	$(7,726)	$(10,204)	$33,270

(Loss) income per common share:
Basic:
Net (loss) income	$(0.35)	$(0.10)	$(0.14)	$0.44

Diluted:
Net (loss) income	$(0.35)	$(0.10)	$(0.14)	$0.44

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30, 2024	December 31, 2023
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$42,283	$98,500
Restricted cash	—	2,532
Short-term investments	157,060	207,434
Accounts receivable	44,601	40,749
Allowance for doubtful accounts	(326)	(364)
Accounts receivable, net	44,275	40,385
Inventories:
Finished goods	19,259	26,329
Raw materials	2,127	1,799
Total inventories	21,386	28,128
Supplies, prepaid items and other:
Prepaid insurance	2,014	14,846
Precious metals	11,675	12,094
Supplies	31,421	30,486
Other	4,123	2,337
Total supplies, prepaid items and other	49,233	59,763
Total current assets	314,237	436,742

Property, plant and equipment, net	842,863	835,298

Other assets:
Operating lease assets	24,377	24,852
Intangible and other assets, net	1,456	1,292
	25,833	26,144

	$1,182,933	$1,298,184

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	September 30, 2024	December 31, 2023
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$75,734	$68,323
Short-term financing	1,528	13,398
Accrued and other liabilities	36,107	30,961
Current portion of long-term debt	10,979	5,847
Total current liabilities	124,348	118,529

Long-term debt, net	475,991	575,874

Noncurrent operating lease liabilities	17,137	16,074

Other noncurrent accrued and other liabilities	523	523

Deferred income taxes	65,973	68,853

Commitments and contingencies

Stockholders' equity:
Common stock, $.10 par value; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	502,972	501,026
Retained earnings	216,811	227,015
	728,900	737,158
Less treasury stock, at cost:
Common stock, 19.5 million shares (18.1 million shares at December 31, 2023)	229,939	218,827
Total stockholders' equity	498,961	518,331
	$1,182,933	$1,298,184

Non-GAAP Reconciliations

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense and interest income, net, less gain on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, one time/non-cash or non-operating items-such as, one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain fair market value (FMV) adjustments, and consulting costs associated with reliability and purchasing initiatives (Initiatives). We historically have performed turnaround activities on an annual basis; however, we have moved towards extending turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ In Thousands)	Three Months Ended September 30,
	2024	2023
Net loss	$(25,382)	$(7,726)
Plus:
Interest expense and interest income, net	5,401	3,467
Depreciation and amortization	16,693	15,548
Benefit for income taxes	(4,482)	(5,249)
EBITDA	$(7,770)	$6,040

Stock-based compensation	1,550	1,318
Legal Fees & Settlements - Specific Matters	1,385	111
Loss (gain) on disposal and impairment of assets	5,639	(11)
Turnaround costs	16,284	1,741
Growth Initiatives	376	-
Adjusted EBITDA	$17,464	$9,199

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended September 30,
	2024	2023
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN net sales	$101,774	$102,938

Less freight and other	14,943	14,236

Ammonia, AN, Nitric Acid, UAN netback sales	$86,831	$88,702